CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF SERIES Y CONVERTIBLE PREFERRED STOCK

OF

EBIX, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Ebix, Inc., a Delaware corporation (hereinafter called the "Corporation"), that the following resolution was duly adopted by the Board of Directors of the Corporation (hereinafter called the "Board of Directors"), pursuant to authority granted to the Board of Directors under Article IV of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly called and held on June 11, 2019, which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $0.10 per share, which is designated as "Series Y Convertible Preferred Stock," with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock, par value $0.10 per share, of the Corporation be, and hereby is authorized by the Board, (ii) the Board of Directors hereby authorizes the issuance of 350,000 shares of Series Y Convertible Preferred Stock pursuant to the terms of the Merger Agreement, dated July 16, 2019, by and among the Corporation, EbixCash Travels Inc. and Yatra Online, Inc. and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

A. Refer to Article IV of the Certificate of Incorporation of the Corporation, as amended.

B. Series Y Preferred Stock. 350,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series Y Convertible Preferred Stock" (the "Series Y Preferred Stock") with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

1.1 The holders of Series Y Convertible Preferred Stock will not be entitled to receive any dividends that the Corporation may declare, pay or set aside.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:28 PM 07/22/2019
FILED 12:28 PM 07/22/2019
SR 20196081911 - File Number 2015436

1.2 In the event the Corporation shall declare a distribution (other than any distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (other than cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series Y Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series Y Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series Y Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series Y Preferred Stock, Common Stock and any other class or series of capital stock of the Corporation that is convertible into Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations immediately prior to such liquidation, dissolution or winding up of the Corporation.

3. Voting.

3.1 On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Y Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Y Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Without duplication or limitation of the prior sentence, holders of shares of Series Y Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the holders of shares of the Common Stock and shall be entitled to advance notice of each stockholders' meeting and such other advance notice as is required to be provided to stockholders of the Company, pursuant to and in accordance with the notice requirements set forth in the Certificate of Incorporation and Amended and Restated Bylaws of the Corporation. Except as provided by law, holders of Series Y Preferred Stock shall not vote as a separate class and instead shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2 Series Y Preferred Stock Protective Provisions. At any time when shares of Series Y Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other consent or vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series Y Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (the "Requisite Holders"), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.2.1 amend, alter or repeal any provision of the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series Y Preferred Stock;

3.2.2 issue or obligate itself to issue any shares of Series Y Preferred Stock other than pursuant to the terms of this Certificate of Designations and/or the Merger Agreement, dated July 16, 2019, by and among the Corporation, EbixCash Travels Inc. and Yatra Online, Inc., as each may be amended and/or restated from time to time; or

3.2.3 increase or decrease the authorized number of shares of Series Y Preferred Stock.

4. Optional Conversion.

The holders of the Series Y Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series Y Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 20 fully paid and non-assessable shares of Common Stock (the "Series Y Conversion Ratio"). Such initial Series Y Conversion Ratio shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series Y Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Y Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Y Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Y Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series Y Preferred Stock to voluntarily convert shares of Series Y Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the

office of the transfer agent for the Series Y Preferred Stock that such holder elects to convert all or any number of such holder's shares of Series Y Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Series Y Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Y Preferred Stock. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in customary form, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "Conversion Time"), the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such Conversion Time. The Corporation shall promptly after the Conversion Time (i) issue and deliver to such holder of Series Y Preferred Stock, or to his, her or its nominees, evidence of book entry shares for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Y Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series Y Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Y Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Y Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Y Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

4.3.3 Effect of Conversion. All shares of Series Y Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of Series Y Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need

for stockholder action) as may be necessary to reduce the authorized number of shares of Series Y Preferred Stock accordingly.

4.3.4 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Y Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Y Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of Series Y Preferred Stock was issued (the "Series Y Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series Y Conversion Ratio in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series Y Original Issue Date combine the outstanding shares of Common Stock, the Series Y Conversion Ratio in effect immediately before the combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5 Adjustment for Certain Distributions. In the event the Corporation at any time or from time to time after the Series Y Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series Y Conversion Ratio in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series Y Conversion Ratio then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such distribution, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such distribution is not fully made on the date fixed therefor, the Series Y Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Y

Conversion Ratio shall be adjusted pursuant to this Subsection 4.5 as of the time of actual payment of such distributions; and (b) that no such adjustment shall be made if the holders of Series Y Preferred Stock simultaneously receive a distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Y Preferred Stock had been converted into Common Stock on the date of such event.

4.6 Adjustments for Other Distributions. In the event the Corporation at any time or from time to time after the Series Y Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to distribution, then and in each such event the holders of Series Y Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Y Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series Y Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Y Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Y Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based, including a statement setting forth (i) the number of shares of Common Stock outstanding or deemed to be outstanding, and (ii) the applicable Conversion Ratio in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation shall, upon written request at any time of any holder of Series Y Preferred Stock, promptly (but in any event not later than ten (10) days after such request), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series Y Conversion Ratio then in effect (including an explanation of how such ratio was calculated), and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Y Preferred Stock.

5. Mandatory Conversion.

5.1 Trigger Events. Upon the occurrence of a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (the time of such closing is referred to herein as the "Mandatory

Conversion Time"), then (A) all outstanding shares of Series Y Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series Y Conversion Ratio as calculated pursuant to Subsection 4.1.1 and (B) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series Y Preferred Stock shall receive no less than ten (10) days' advance written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Y Preferred Stock pursuant to this Section 5. Upon receipt of such notice, each holder of shares of Series Y Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Y Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series Y Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series Y Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Y Preferred Stock accordingly.

6. Redemption.

6.1 General. Unless prohibited by applicable law governing distributions to stockholders, shares of Series Y Preferred Stock shall be redeemed by the Corporation at the option of an individual holder of shares of Series Y Preferred Stock at a price equal to (i) the Series Y Original Issue Price per share, multiplied by (ii) 0.90 (the "Redemption Price"). Holders of shares of Series Y Preferred stock may exercise the redemption rights under this Subsection 6.1 by sending written notice requesting redemption of shares of Series Y Preferred Stock to the Corporation (a "Redemption Request") during the period beginning on the date that is 25 months from the date Series Y Preferred Stock is first issued and ending on the date that is 26 months from the date that Series Y Preferred Stock is first issued. Payment of the Redemption Price shall be made not more than sixty (60) days after receipt by the Corporation of a Redemption Request. Upon receipt of a Redemption Request, the Corporation shall apply all of

its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by applicable law governing distributions to stockholders. The date of each such payment of the Redemption Price provided in a Redemption Notice (as defined below) shall be referred to as a "Redemption Date." On each Redemption Date, the Corporation shall redeem that number of outstanding shares of Series Y Preferred Stock of such holder of shares of Series Y Preferred Stock as indicated in the Redemption Request. If on any Redemption Date applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series Y Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. The "Series Y Original Issue Price" shall mean $1,180.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Y Preferred Stock. For the avoidance of doubt, the Series Y Original Issue Price was computed by multiplying $59.00 by 20, which represents the number of shares of Common Stock into which each share of Series Y Preferred Stock may be converted.

6.2 Redemption Notice. The Corporation shall send written notice of the redemption (the "Redemption Notice") to each holder of record of Series Y Preferred Stock that sends a Redemption Request in accordance with Subsection 6.1 prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Series Y Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price; and

(c) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Y Preferred Stock to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series Y Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series Y Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series Y Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series Y Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be

available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series Y Preferred Stock so called for redemption shall not have been surrendered and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series Y Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Y Preferred Stock following redemption.

8. Transfer. A holder of shares of Series Y Preferred Stock may transfer such shares of Series Y Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series Y Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.

9. Series Y Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Series Y Preferred Stock in accordance with Section 10), a register for the Series Y Preferred Stock, in which the Corporation shall record (i) the name, address, electronic mail address and facsimile number of each holder in whose name the shares of Series Y Preferred Stock have been issued and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series Y Preferred Stock. The Corporation may treat the person in whose name any share of Series Y Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series Y Preferred Stock or his, her or its legal representatives.

10. Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series Y Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

11. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

IN WITNESS WHEREOF, Ebix, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series Y Convertible Preferred Stock to be duly executed by its Chief Executive Officer this **16th** day of **July**, 2019.

EBIX, INC.

By: /s/ Robin Raina
Name: Robin Raina
Title: Chairman of the Board, President and Chief Executive Officer

26573558.8